Exhibit 99.1

Osiris Appoints David White to its Board of Directors

COLUMBIA, Md. — May 31, 2017 - Osiris Therapeutics, Inc. (Pink Sheets: OSIR) is pleased to announce that its Board of Directors, at a Board Meeting on May 30th, 2017, appointed Mr. David White as a director, upon recommendation of the Nominating Committee.  The Board of Directors also appointed Mr. White as a member of the Audit Committee.  Mr. White joins Osiris as an independent Board member and will stand for election at the Company’s 2017 Stockholders Meeting.

“We are pleased to have Mr. White join Osiris at this important time,” said Peter Friedli, Chairman of the Board. “David has extensive and highly relevant business and finance experience, and his contributions will be greatly appreciated.”

Mr. White has more than 25 years of corporate finance and public accounting experience with a track record of achievement in financial management, business and capital allocation strategy, and public company reporting, compliance and governance.  Most recently, Mr. White served as Senior Vice President, Chief Financial Officer and Treasurer of Choice Hotels, a New York Stock Exchange listed company, from 2007 until 2016. Prior to joining Choice Hotels in 2002, Mr. White held positions with Ernst & Young, Arthur Andersen and Statoil Energy.

About Osiris Therapeutics

Osiris Therapeutics, Inc., based in Columbia, Maryland, is a leader in researching, developing and marketing cellular regenerative medicine products that improve the health and lives of patients and lower overall healthcare costs.  Having developed the world’s first approved stem cell drug, Osiris works to further advance the medical field.  Osiris’ research and development in biotechnology focuses on innovation in regenerative medicine — including bioengineering, stem cell research and viable tissue based products.  Osiris has achieved commercial success with products in orthopaedics, sports medicine and wound care, including BIO4®, a viable bone matrix, Cartiform®, a viable osteochondral allograft, Grafix®, a cryopreserved placental membrane, and Stravix®, a durable placental allograft.  Osiris, Grafix, Cartiform, and Stravix are trademarks of Osiris Therapeutics, Inc.  BIO4 is a registered trademark of Howmedica Osteonics Corp.  More information can be found on the company’s website, www.osiris.com. (OSIR-G)

For additional information, please contact:

Diane Savoie

Osiris Therapeutics, Inc.

(443) 545-1839

OsirisPR@Osiris.com

7015 Albert Einstein Drive  •  Columbia, Maryland  21046  • Ph 443.545.1800  •  Fax 443.545.1701  •  www.Osiris.com